--------------------------------------------------------------------------------
                             C O D E o f E T H I C S
















                    Code of Ethics - Effective April 1, 2003




                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                             Subsidiaries and Funds


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



Table of Contents
                                                                                        Page
Overview and Definitions
         Overview                                                                         1
         Things You Need to Know  to Use This Code                                        2
         Definitions                                                                     2-4

Statement of General Principles
1.       Prohibition on Use of Material Nonpublic Information                             5
2.       Restriction on Receipt of Gifts By Employees                                     5
3.       Compliance with the Spirit of the Code                                           5

Prohibited Transactions and Activities
A.   Prohibition of Fraud, Deceit Etc by Access Person                                    7
B.       Prohibition on Trading Securities Being Purchased, Sold or Considered
     for a Fund                                                                           7
C.   Trading Restrictions Applicable to ALL Access Persons                                7
1.       Pre-clearance of Transactions                                                    8
2.       CMG Equity Restricted List                                                       8
3.       Initial Public Offerings                                                         8
D.   Trading Restrictions Applicable to Investment Persons                                8
         3.   Private Placements                                                          8
         4.   Five-day Blackout Period                                                    8
         5.   Short-term Trading                                                          8
E.       Exempt Transactions                                                              9
F.       Restriction on Service as Director                                               9
G.       Other Restrictions for specific sub-groups                                      10
H.       Penalties for Non-Compliance                                                    10

Administration and Reporting Requirements
Annual Code Distribution and Certification of Compliance                                 11
Reporting Requirements for Access Persons                                                11
1.       Duplicate Confirmations and Account Statements                                  11
2.       Initial and Annual Disclosure of Personal Holdings                              11
3.       Quarterly Transaction Reports                                                   12
4.       Annual Holdings Reports                                                         12
5.       Report to the Boards of Directors/Trustees                                      12
6.       Review of Securities Transactions and Holding Reports                           13

Appendices:
Appendix A        List of Covered Companies and Their Code Officers                      14
Appendix B        Standard for Sub-Advisers That Want to Operate
                  Under Their Own Code of Ethics                                        16-17
Appendix D        Insider Trading Policy                                                 18
Appendix E        Pre-clearance Procedures                                               19
Appendix F        Exceptions to the Short-term Trading Ban                               21
Appendix G        Approved Indices                                                       22
Appendix H        Sanction Schedule                                                      23


                         Columbia Management Group, Inc.
                             Subsidiaries and Funds

                                 CODE OF ETHICS
                                  April 1, 2003

Overview

This is the Code of Ethics for:

o The CMG Funds (including The Acorn Funds, The Galaxy Funds, The Liberty Funds and The Columbia Funds);


o All of the direct or indirect subsidiaries of Columbia Management Group, Inc. (CMG) listed in Appendix A that act as adviser, sub-adviser, or principal underwriter for any CMG Funds.


In this Code:

o    The  subsidiaries  of  CMG  are  called  the  "Columbia   Management  Group
     Companies";

o    The investment companies are called the "CMG Funds," and

o All non-Fund advisory and sub-advisory clients of the Columbia Management Group Companies are called "Clients." In this Code, "Client Account" or "CMG Account" refers to assets managed by a Columbia Management Group Company as adviser or sub-adviser for a Client.

This Code also applies to every Sub-Adviser to any of the CMG Funds that is not a subsidiary of CMG, except Sub-Advisers that the Board of Trustees/Directors of the relevant Funds have authorized to operate under their own Codes of Ethics under the standards explained in Appendix B to this Code of Ethics.

In this Code, the CMG Companies, the CMG Funds, and CMG Fund sub-advisers that are not CMG Companies and have not been authorized to operate under their own codes ("Unaffiliated Sub-Advisers") are called "Covered Companies." This Code applies to all board members, officers and employees of all Covered Companies.

This Code is designed to protect the CMG Funds and Clients against improper securities trading for the accounts of certain people who are associated with the Covered Companies.


The Code protects the CMG Funds and Clients in the following ways:

o it prohibits certain activities by Employees, officers and board members of the Covered Companies that involve the potential for conflicts of interest (Part I);

o it prohibits certain kinds of personal securities trading by Access Persons (Part II); and

o it requires Access Persons to report their securities holdings and transactions, so they can be reviewed for conflicts with the investment activities of CMG Funds and CMG Accounts (Part III).


Things You Need to Know to Use This Code

This Code is divided as follows:

o        Overview and Definitions

o        Part I   Statement of General Principles:
                  Applies to All Employees (Access and Non-Access)

o        Part II  Prohibited Transactions and Activities:
                  Applies to Access Persons Only

o        Part III Administration and Reporting Requirements:
                  Applies to Access Persons Only

o        Appendices:
Appendix A        List of Covered Companies and Their Code Officers
Appendix B        Standards for Fund Sub-Advisers That Want to Operate Under
                  Their Own Codes of Ethics
Appendix C        Beneficial Ownership
Appendix D        Insider Trading Policy
Appendix E        Pre-Clearance Procedures
Appendix F        Exceptions to the Short-term trading ban
Appendix G        Indices
Appendix H        Sanctions Schedule

Part I of this Code applies to all personnel of all Covered Companies.

To understand what other parts of this Code apply to you, you need to know whether you fall into one or more of these categories:

o Access Person, (Incl. Interested Director/Trustee - see left insert)

o Investment Person and/or

o Disinterested Director/Trustee.

If you don't know which category you belong to, ask the Code Officer of your Covered Company. Each Covered Company's Code Officer is listed on Appendix C to this Code.

Access Persons and Investment Persons should pay particular attention to Parts II and III of this Code in addition to Part I.


Definitions

Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms below.


These terms have special meanings in the Code of Ethics:


o    "Access Person" means (i) any director or officer of a Covered Company,
     (ii) any Employee of a Covered Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a CMG Fund or Client Account or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to a Covered Company who obtains information concerning recommendations made to the CMG Fund or Client Account with regard to the purchase or sale of a security. The Code Officer of each Columbia Management Group Company shall maintain a list of Employees deemed to be Access persons for purposes of this Code.


o A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.


o "Beneficial ownership" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." Beneficial ownership includes accounts of a spouse, minor children and relatives resident in the home of the Access Person, as well as accounts of another person if the Access Person obtains there from benefits substantially equivalent to those of ownership. For additional information, see APPENDIX C.

o    "CMG" refers to Columbia Management Group.


o "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

o    "Covered Companies" means each organization listed on Appendix A.

o "Covered Security" means anything that is considered a "security" under the Investment Company Act of 1940, except:

1.       Direct obligations of the U.S. Government.
2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
3. Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds).

     This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

1.   Options on securities, on indexes and on currencies.

2.   Investments in all kinds of limited partnerships.

3.   Investments in foreign unit trusts and foreign mutual funds.

4.   Investments in private investment funds, hedge funds and investment clubs.

     If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask your Code Officer.


o "Disinterested Director/Trustee" means a board member of any Fund who is not an "interested person" of the Funds under the Investment Company Act of 1940, and who is subject to this Code only because of being a board member of one or more Funds.

     If you are a Disinterested Director/Trustee, you are subject to only these parts of the Code:

-    Part I (General Principles)

-    Part II (A) (Prohibition of Fraud, Etc.)

- Part II (B) (Prohibition on Trading Covered Securities Being Purchased, Sold or Considered for the Funds) (as limited by Part II(B))--but only as to transactions where you know (or should have known) that the Covered Security was being purchased or sold (or considered for purchase or sale) by a Fund.

- Part III 3(B) (Quarterly Transaction Reporting)--but only if, during the calendar quarter, you bought or sold a Covered Security and you knew (or, in the ordinary course of fulfilling your official duties as Fund board member, you should have known) that, during the 15-day period immediately before or after you purchased or sold the Covered Security:

o a Fund of which you are a board member purchased or sold that Covered Security, or

o the adviser or sub-advisers of a Fund of which you are a board member considered purchasing or selling that Covered Security for the Fund.

o "Employee" means any employee or officer of a Covered Company. Employee does not include a Disinterested Director/Trustee of a CMG Fund.

o        "Investment Person" refers to an Access Person who is also:
o        CMG Portfolio Manager
o        CMG Regional Investment Adviser
o        Trader
o        Research Analyst
o        a member of Senior Management and their assistants
o        misc. supporting directly the Investment department
o        CMG compliance adviser team
o        CMG Legal team.

o "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

                                      Part
                                        I
Statement of General Principles

This Section Applies to All Employees and All Board Members of Each Covered Company.


The relationship with our clients is fiduciary in nature. This means that you are always required to put the interests of our clients before your personal interests.


This Code is based on the principle that all officers, directors and employees of each Columbia Management Group Company are required to conduct their personal securities transactions in a manner that does not interfere with the portfolio transactions of, or take unfair advantage of their relationship with, a Covered Company. This fiduciary duty is owed to both our advisory clients and to the CMG Funds.

You should avoid situations that present actual as well as potential conflicts of interest. You may not take inappropriate advantage of your position.

It is imperative that all officers, directors and employees avoid situations that might compromise or call into question their exercise of independent judgment in the interest of the CMG Funds and Client Accounts. Areas of concern relating to independent judgment include, among others, unusual or limited investment opportunities, perks, and gifts of more than de minimis value from persons doing or seeking to do business with a Covered Company.

Personal securities trading shall be made only in strict accordance with this Code and in addition, personnel must adhere to the specific requirements set forth in this Code.

1. Prohibition on Use of Material Nonpublic Information Insider Trading Policy

All Employees and Board Members of each Covered Company shall comply with the Columbia Management Group's Insider Trading Policy, which prohibits any person from purchasing or selling a security while in possession of related material non-public information or communicating such information in connection with a transaction. See Appendix D.

2. Restriction on Receipt of Gifts by Employees

Employees are prohibited from receiving, either directly or indirectly, anything of value in excess of a de minimis amount from any person or any employee of any third party that does or seeks to do business with any Covered Company, any cash or other compensation (regardless of amount), or any gift or other item of more than de minimis value. De minimis value is defined as, more than $100 per item or in the aggregate from any third party during any 12-month period.

3. Compliance with the Spirit of the Code

CMG recognizes that sound, responsible Personal Securities Trading by its personnel is an appropriate activity when it is not excessive in nature and done in a prudent manner.

However, CMG will not tolerate personal trading activity which is inconsistent with our duties to our clients or which injures the reputation and professional standing of our organization. Therefore, technical compliance with the specific requirements of this Code, within the spirit of placing the interest of our clients before our personal interests, does not automatically insulate you from liability for a review of your trades that show a pattern of abuse or breach of an individual's fiduciary duty.

In rare instances, the Code Officer of each Covered Company has the authority to grant written waivers of the provisions of this Code for personnel of a Covered Company. In those instances however, the Code Officer may consult with the Legal Department prior to granting such waivers. SEC mandated provisions of the Code cannot be waived at any time.

Prohibited Transactions and Activities
This Section Applies to Access Persons

A.  Prohibition on Fraudulent and Deceptive Acts

The Investment Advisers Act makes it unlawful for any investment adviser, directly or indirectly, to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in any transaction or practice that operates as a fraud or deceit on such persons. The Investment Company Act of 1940 makes it unlawful for any director, trustee, officer or employee of an investment adviser of an investment company (as well as certain other persons), in connection with the purchase and sale by such person of a security "held or to be acquired" by the investment company (the "Fund"):

1.   To employ any device, scheme or artifice to defraud the Fund;

2. To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

4.   To engage in any manipulative practice with respect to the Fund.

B. Prohibition on Trading Securities Being Purchased, Sold or Considered for any CMG Fund or Client Account:

Except as permitted in Section E below, no Access Person of any Covered Company shall purchase or sell, directly or indirectly, any Covered Security in which such person had, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows (or, in the case of transactions by an Investment Person, such Investment Person should have known) at the time of such purchase or sale:

o is being considered for purchase or sale by a CMG Fund or Client Account; or
o is being purchased or sold by a CMG Fund or Client Account.

For purposes of this prohibition:

o A Covered Security is "being purchased or sold" by a CMG Fund or a Client Account from the time when an instruction to purchase or sell the Covered Security for the CMG Fund or Client Account has been communicated to the person who places the buy or sell orders for the CMG Fund or Client Account until the time when the purchase or sale transaction or program has been fully completed or cancelled.

o The CMG Funds and CMG recognize that, except in unusual circumstances, the Disinterested Directors/Trustees neither will know nor should know what Covered Securities are being purchased or sold (or being considered for purchase or sale) by the CMG Funds.

C. Trading Restrictions Applicable to ALL Access Persons (except Disinterested Directors/Trustees).

1. Pre-Clearance of Transactions. Access Persons of each Covered Company must pre-clear transactions in Covered Securities in which they have Beneficial Ownership, in accordance with any pre-clearance procedures in effect prior to effecting the transactions. See Appendix E for pre-clearance procedures and any exemptions (see Section E below) to determine whether a transaction is subject to the pre-clearance requirement.

--------------------------------------------------------------------------------
     NOTE: Pre-clearance Requests/Approvals are valid ONLY for the same Trading Day (until 4:00 pm EST) on which the request has been made.
--------------------------------------------------------------------------------
2.       Equity Restricted List.
     When an Equity analyst of CMG initiates coverage or changes a rating on a Covered Security, the security is put on a restricted list valid for 48 hours. No Access Person shall be granted pre-clearance in such security while active on the list.

3. Initial Public Offerings (IPOs). No Access Person shall acquire securities as part of an initial public offering under any circumstances.

D.   Additional Trading Restrictions Applicable to Investment Persons.

1.   Private Placements.

     No Investment Person shall purchase any securities issued in a private placement except with the prior written approval of the Code Officer. In addition, any Investment Person who owns or has been authorized to acquire a security in a private placement is required to disclose annually that ownership and not play any role in a Covered Company's subsequent investment decision regarding the issuer of the security.

2.       Five-Day Blackout Period.

     No Investment Person shall purchase or sell any security within a period of five (5) business days before and after a purchase or sale by a CMG Fund or Client Account over which the Investment Person exercises investment discretion.

     The blackout period restriction under this Section should not operate to the detriment of any CMG Fund or Client Account. Therefore, if an Investment Person has executed a transaction in a security for his or her personal account and within five business days thereafter wishes to purchase or sell that security for a CMG Fund or Client Account over which he or she exercises investment discretion, the Investment Person shall submit a written explanation, at the time of pre-clearance, to the Code Officer describing the circumstances relating to the decision to trade the security for the account. Based on the specific circumstances and a determination that the Investment Person has not otherwise violated the Code of Ethics, including the Statement of General Principles in Part I, the Code Officer may approve the trade by the CMG Fund or Client Account and, in that case, the prior personal transaction by the Investment Person shall not be considered a violation of the five day black-out period restriction. The Code Officer shall maintain a written record of the approval.

3.       Short-Term Trading.

     Any profit realized by an Investment Person from any purchase and sale, or any sale and purchase, of any Covered Security (or its equivalent) within any period of 30 calendar days or less shall inure to and be recoverable by the Covered Company for the benefit of a charitable organization (qualified under Section 501(c) of the Internal Revenue Code).

     Exceptions to the short-term trading ban may be requested in writing in advance and will generally only be granted in hardship cases by the Code Officer, where it is determined that no abuse is involved and the equities of the situation strongly support an exception to the ban. See examples of Exceptions in Appendix F.

E.       Exempt Transactions.

The following types of transactions are not subject to the trading restrictions of Sections B, C and D of this Code of Ethics. However, they must be reported under the Reporting provisions of Part III of this Code:

1. Transactions in securities issued or guaranteed by the US Government or its agencies or instrumentalities; bankers' acceptances; US bank certificates of deposit; commercial paper; and mutual fund shares (i.e., shares of open-end registered investment companies). (Exempt from reporting requirements in Part III).

2. Transactions in an issuer's dividend reinvestment program (DRIP), or automatic investment plan;

3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

4. Transactions which are non-volitional on the part of either the employee or the Covered Company (e.g., stock splits, automatic conversions);

5. Transactions in options and securities based on certain markets as listed on Appendix G, which may be amended from time to time by the Code Officer.

6. Transactions effected in any account over which the employee has no direct or indirect influence or control (such as a blind trust), subject, however, to pre-approval of the Code Officer in the case of certain accounts, as described in Appendix C;

7. Such other transactions as the Code Officer shall approve in his/her sole discretion, provided that the Code Officer shall find that such transactions are consistent with the Statement of General Principles and applicable laws. The Code Officer shall maintain a record of the approval and will communicate to the Access Person's manager(s).

8. Transactions by Board members of a CMG Fund but who are not Independent (disinterested directors/trustees) and are not officers, directors or employees of a Covered Company.

F.    Restriction on Service as Director by Access Persons

Access Persons, other than Disinterested Directors/Trustees, are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the Code Officer and CMG Senior Management, based on a determination that the board service would not be inconsistent with the interests of any CMG Fund or Client Account. This restriction shall not apply to Access Persons serving on the board of directors or as a trustee of any CMG Fund.

G.       Other Restrictions for specific sub-groups:
Specific sub groups in the organization may be subject to additional restrictions as determined by the Code Officer, because of their specific investment activities or their structure in the company. The Code Officer shall keep separate applicable procedures and communicate accordingly to these groups.


H.       Penalties for Non-Compliance

Upon discovering a violation of this Code, the CMG Code of Ethics Sanctions Committee, after consultation with the members of the Committee and the Code Officer, may take any disciplinary action, as it deems appropriate, including, but not limited to, any or all of the following:

o        Formal Written Warning (with copies to supervisor and personnel file);
         Cash Fines;
o        Disgorgement of Trading Profits;
o        Ban on Personal Trading;
o        Suspension;
o        Termination of Employment

See the Sanctions schedule in Appendix H for details (subject to revision).

Administration and
Reporting Requirements
This Section Applies to Access Persons.



Annual Code Distribution to All Employees

The most current CMG Code of Ethics and Certification of Compliance will be distributed to all Employees and Disinterested Directors/Trustees on an annual basis.



Reporting Requirements for All Access Persons

1.       Duplicate Confirmations and Account Statements.

Each Access Person (excluding Trustees) shall cause every broker with whom he or she maintains an account to provide duplicate confirmations and statements to the appropriate CMG Compliance Department for all Covered Securities transactions by the Access Person. The Code Officer shall make a list of Access Persons and compile summaries of all trades entered and all transactions completed.

Such reports shall include:
o        the name of the security;
o        date of transaction;
o        quantity;
o        price;
o        the account Number the transaction was effected in
o        the broker-dealer through which the transaction was effected.


2.       Initial Disclosure of All Personal Holdings

No later than 10 calendar days after you become an Access Person, you must file with the Code Officer a Holdings Report. Copies of all Reporting Forms are available from the Code Officer.

The Holdings Report requires you to list all Covered Securities in which you have Beneficial Ownership (or Family Holdings) on the date you become an Access Person. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family Holdings on the date you became an Access Person.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family Holdings and that you understand that you are an Access Person and, if applicable, an Investment Person under the Code.

3.       Quarterly Transaction Report

A.       For All Access Persons Except Disinterested Directors/Trustees:

All Access Persons will be required to provide the CMG Compliance Department with a completed Quarterly Transaction Report no later than 10 days after the end of each calendar quarter.

The Quarterly Transaction Report must contain, with respect to any transaction during the calendar quarter in a Covered Security Beneficially Owned or Family Holdings, by the Access Person:

(1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the account number that the transaction was effected in. (6) the date that the report is submitted by the Access Person.

(Note: Interested  Directors/Trustees will attach copies of the confirms of each
transactions   effected   during  the  reporting   quarter  to  their  quarterly
transaction report)


B.  For Disinterested Directors/Trustees:

If during any calendar quarter you, or an account in which you a had Beneficial Ownership (or Family Holdings), had a transaction in a Covered Security at a time when you knew, or in the ordinary course of fulfilling your duties as a Fund Board Member should have known, that on the day of the transaction or within 15 days before or after the transaction a purchase or sale of the same class of securities was made or being made for the Fund, then, within 10 days after the end of that quarter, you must file with the Code Officer of the Fund a Quarterly Transaction Report.

4.       Annual Holdings Report

By January 30 of each year, you must file with the Code Officer an Annual Holdings Report. A copy of the Annual Holdings Report Form may be obtained from the Code Officer.

The Annual Holdings Report requires you to list all Covered Securities in which you (or Family Holdings) had Beneficial Ownership as of December 31 of the immediately preceding year. It also requires you to list all brokers, dealers and banks where you or Family Holdings maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or Family Holdings on December 31 of the immediately preceding year.

(Note: Interested Director/Trustees will attach a copy of the year end broker statement for each related account, to the annual holdings report)

The Annual Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and Family Holdings and that you understand that you are an Access Person and, if applicable, an Investment Person under the Code.

5. Report to the Boards of Directors/Trustees.

On an annual basis, CMG shall prepare a written report to the management of CMG and the Boards of Directors/Trustees of the CMG Funds that (1) describes any issues arising under the Code since the last report including, but not limited to, information about material violations of the Code and disciplinary action taken in response to the material violations; and (2) certifies that each Columbia Management Group Company has adopted procedures reasonably necessary to prevent violations of the Code.

CMG shall present any material change(s) to the Code, to the Board of Directors/Trustees no later than six months after adoption of the material change.

6.  Review of Securities Transactions and Holding Reports

Each Covered Company shall maintain procedures designated to ensure that all securities transactions and holdings reports submitted by Access Persons are reviewed by appropriate management or compliance personnel.




                                   Appendix A
               List of Covered Companies and their Code officers,




------------------------------------------------------ ----------------------------------------
Covered Company                                        Code Officer
------------------------------------------------------ ----------------------------------------
Columbia Management Advisers, Inc.                     Marielle Davis
                                                       Boston, MA
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
Liberty Asset Management Co.                           Marielle Davis
(LAMCO)                                                Boston, MA
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
Colonial Advisory Services, Inc. (CASI)                Marielle Davis
                                                       Boston, MA
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
The CMG Funds (Acorn, Galaxy, Columbia, Liberty)       Marielle Davis
                                                       Boston, MA
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
Columbia Financial Center Incorporated                 Marielle Davis
                                                       Boston, MA
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
Liberty Funds Distributor, Inc. (LFDI)                 Marielle Davis
                                                       Boston, MA
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
Liberty Wanger Asset Management                        Linda Roth
                                                       Chicago, IL
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
Crabbe Huson Group, Inc.                               Lori Morla
                                                       Portland, OR
------------------------------------------------------ ----------------------------------------
------------------------------------------------------ ----------------------------------------
Progress Investment Management Company                 Beverly Pasley Harrison
                                                       San Francisco, CA
------------------------------------------------------ ----------------------------------------



                                   Appendix B
         Standards for CMG Fund Sub-Advisers That Want to Operate Under
                            Their Own Codes of Ethics



Every Sub-Adviser to any CMG Fund is a Covered Company under this Code of Ethics, except for Sub-Advisers that operate under a separate Code of Ethics that (1) meets the requirements of Rule 17j-1 under the Investment Company Act;
(2) has been submitted to the Board of Trustees of the relevant CMG Fund(s); and
(3) the Board of Trustees has determined is satisfactory (which determination the Board of Trustees may revoke at any time upon notice to such Sub-Adviser). Each Sub-Adviser that so operates under a separate Code shall

o promptly report to the relevant CMG Fund(s) in writing any material amendments to such Code;


o promptly furnish to the relevant CMG Fund(s) or CMG upon request, copies of any reports made pursuant to such Code by any Access Person of such Sub-Adviser; and


o immediately furnish to the CMG Funds and CMG without request, all material information regarding any violation of such Code by any Access Person of such Sub-Adviser who has any responsibilities with respect to the Sub-Adviser's provision of services to any CMG Fund.



                                   Appendix C
                              Beneficial Ownership
                    Columbia Management Group Code of Ethics

For purposes of the Code of Ethics, the term "beneficial ownership" shall be interpreted in accordance with the definition of "beneficial owner" set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934, as amended, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities."

The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is extremely broad and encompasses many situations which might not ordinarily be thought to confer a "pecuniary interest" in or "beneficial ownership" of securities.

Securities Deemed to be "Beneficially Owned"

Securities owned "beneficially" would include not only securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit in an account over which you have influence or control, such as, securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes securities held for your account by pledgees, securities owned by a partnership in which you are a general partner, and securities owned by any corporation that you control.

Set forth below are some examples of how beneficial ownership may arise in different contexts.

o Family Holdings. Securities held by members of your immediate family sharing the same household are presumed to be beneficially owned by you. Your "immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The definition also includes adoptive relationships. You may also be deemed to be the beneficial owner of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

o Partnership and Corporate Holdings. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, as long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your "alter ego" or "personal holding company", the corporation's holdings of securities are attributable to you.

o Trusts. Securities held by a trust of which you are a beneficiary and over which you have any direct or indirect influence or control would be deemed to be beneficially owned by you. An example would be where you as settlor have the power to revoke the trust without the consent of another person, or have or share investment control over the trust.

o Estates. Ordinarily, the term "beneficial ownership" would not include securities held by executors or administrators in estates in which you are a legatee or beneficiary unless there is a specific bequest to you of such securities, or you are the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such bequest.

Securities Deemed Not to be "Beneficially Owned"

For purposes of the Code of Ethics, the term "beneficial ownership" excludes securities or securities accounts held by you for the benefit of someone else if you do not have a pecuniary interest in such securities or accounts. For example, securities held by a trust would not be considered beneficially owned by you if neither you nor an immediate family member is a beneficiary of the trust. Another example illustrating the absence of pecuniary interest, and therefore also of beneficial ownership, would be securities held by an immediate family member not living in the same household with you, and who is not economically dependent upon you.

"Influence or Control"/ Approved Blind Trusts

Transactions over which you have "no direct or indirect influence or control" are not subject to the Trading restrictions applicable to Access Persons in Part II of this Code of Ethics. To have "influence or control", you must have an ability to prompt, induce or otherwise affect transactions in the account. Like beneficial ownership, the concept of influence or control encompasses a wide variety of factual situations. An example of where influence or control exists would be where you, as a beneficiary of a revocable trust, have significant ongoing business and social relationships with the trustee of the trust. Examples of where influence or control does not exist would be a true blind trust, or securities held by a limited partnership in which your only participation is as a non-controlling limited partner. The determining factor in each case will be whether you have any direct or indirect influence or control over the securities account. Access persons with such blind trust or third party discretionary accounts shall have their account agreement and/or governing documents forwarded to the appropriate Code Officer for review prior to trading pursuant to this exemption. The account will only be exempt if the Access Person initially, and on an annual basis thereafter, certifies that he or she maintains no control or influence over the account.


                                   Appendix D
                             Insider trading Policy
              Prohibition on Use of Material Nonpublic Information

Generally, it is illegal to trade in securities while you are in possession of material nonpublic information that might affect the value of those securities or to transmit that information to others who trade in those securities. Because the law of insider trading involves a number of complex legal interpretations, every employee is required to confer with a CMG Compliance Director before entering into any securities transaction while in possession of material nonpublic information, whether for a client account or the employee's account. The CMG Compliance Director, in consultation with the FleetBoston Financial Corporate Law Department, will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law. Every Employee must follow the procedures described below or risk serious disciplinary action including sanctions, dismissal, or substantial personal liability or criminal penalties, including jail sentences.

Before trading for yourself or others in the securities of a company about which you may have material nonpublic, or "inside information," ask yourself the following questions:

o Is the information material? That is, information that an investor would consider important in making an investment decision. Is this information that could affect the market price of the securities if generally disclosed to the public?

o Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by, for example, being published in publications of general circulation? Do not assume that information that has been provided to you by personnel of the issuer or other insiders has been publicly disseminated unless you know otherwise.

If, after consideration of the above, you believe that the information may be material and nonpublic, you should immediately take the following steps:

o Report the matter immediately to CMG Compliance Department.

o Do not purchase or sell the securities on behalf of yourself for others, including any client accounts.

o Do not communicate the information to anyone else. Make sure that the information is secure, e.g., seal any files that contain the information.

o CMG Compliance Department will review the issue, and provide instruction as to how to proceed.

If, after consideration of the items set forth above, you have any doubt as to:
o        whether the information is material or nonpublic,
o if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or
o        the propriety of any action,

you must discuss it with the CMG Compliance Department before trading or communicating the information to anyone.


                                   Appendix E
                            Pre-clearance Procedures

     These pre-clearance procedures do not apply to the employees of Liberty
         Wanger Asset Management, Crabbe Huson Group, Inc., and Progress Investment Management Company. These advisers should include a separate Appendix E to that regard.

All Access Persons must pre-clear and receive approval from the Compliance Department prior to executing a transaction in a Covered Security (including both publicly traded and private placement securities).

Once granted, pre-clearance approval is valid only one business day, until the close of Trading of that business day (4:00 PM EST) (or, in the case of a private placement purchase; the closing of the private placement transaction).

An order that is not executed within that time must be re-submitted for pre-clearance approval.

1. Most Access Persons can request pre-clearance approval by using the Electronic Pre-clearance Form through Outlook. (if you do not use Outlook or are not able to access the Form as instructed, please follow the alternative procedure below).

--------------------------------------------------------------------------------
Note:
--------------------------------------------------------------------------------

In the Preclearance Approval Request Form, most fields are required, (unless otherwise noted) and must be completed. You will not be able to send the request if all fields are not completed. In Outlook, Select Tools on the top tool bar, then Forms, and Choose forms.

Select Pre-clearance Form and click Open or double click on Form name. Complete the form as requested. See picture on the right.

Click on the Send button.

The Compliance Department will process the request and you will be notified whether your request has been approved or denied via your inbox in Outlook. You may place the trade with your broker only after and if you receive an approval.


2. Alternate Procedures (If you cannot access the electronic Pre-clearance Form
- This also applies if you are trying to obtain pre-clearance while away from the office.)

Note:
The Electronic form will not be available for the Regional Investment Advisors for the time being, please use the alternate procedures.

Please contact one of the following: (We strongly encourage that you use Email as possible (if in the office, it will be required) as it ensures proper routing and timely response.)

Compliance department Email Address:
1FNC-Compliance@columbiamangement.com

Code of Ethics Administrators:                       Code Officer:
Javier Fernandez  - 617.772.3014            Marielle Davis - 617.772.3887
Francis O'Connor  - 617.772.3605

Provide the following information, required in order to successfully complete the pre-clearance:
o Name, account number, name on the account, security name, ticker, cusip (if known), transaction type, and quantity. Please indicate if the transaction is at a loss if it is relevant to the approval.


Important Notes:

o In submitting a proposed transaction for pre-clearance approval, the Access Person must certify that the proposed transaction complies with the requirements of this Code. Because compliance with this Code may depend on subsequent investment activities for clients, pre-clearance approval of a transaction by Compliance does not necessarily mean the transaction complies with this Code.

o An Access Person may only trade through Securities accounts that he/she has previously reported to the Code Officer and for which the Code Officer receives duplicate confirmations and statements. Once an Access Person has been notified that a trade has been approved, it is that individual's responsibility to release the trade to the broker.



                                   Appendix F
                    Exceptions to the Short-term trading ban.


Exceptions to the short-term trading ban may be requested in advance to the Code Officer, and will generally only be granted in the case of hardship, where it is determined that no abuse is involved and the equities of the situation strongly support an exception to the ban.

Circumstances that could provide the basis for an exception under this paragraph may include for example, among other things:

o an involuntary transaction that is the result of unforeseen corporate activity

o the disclosure of a previously nonpublic, material corporate, economic or political event or activity that could cause a reasonable person in like circumstances to sell a security even if originally purchased as a long term investment

o or, the Investment Person's economic circumstances materially change in such a manner that enforcement of the short-term trading ban would cause an extreme hardship on the Investment Person.


                                   Appendix G
                            List of Approved Indices
                       (to be reviewed at least annually)

                           These securities are exempt
                               from Pre-clearance
                                requirements and
                              subsequently are not
                                 subject to the
                               black-out period or
                              the short term profit
                                      bans.
                         However, they must be reported.


                                QQQ (NASDAQ 100)
                                    S& P 500
                                 S&P Midcap 400
                                     S&P 100
                                    Dow Jones




                                   APPENDIX H
                               Sanctions Schedule

   This schedule does not apply to the employees of Liberty Wanger Asset Management, Crabbe Huson Group, Inc.,and Progress Investment Management Company. These advisers should include a separate Appendix H to that regard.


The Ethics Committee will meet quarterly or as needed to review employee Code of Ethics violations identified by CMG Compliance. The responsibility of the Committee will be to conduct informational hearings, assess mitigating factors, and uniformly impose sanctions consistent with the Code's sanction Guidelines. The Committee consists of Senior Management from Fleet Legal and the CMG business lines, Corporate and Investment Compliance, and Human Resources. The Committee will be the final arbitrators to determine appropriate sanctions. Below is the Sanction Schedule which outlines specific sanctions for failure to comply with the Code.



----------------------------------------- --------------------------------------------------------------------
Personal Trading Violation                Sanctions Guidelines
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
No Broker Statements or Confirms on       1st offense: Written Warning
File or evidence that duplicate           2nd offense**: Written Reprimand and/or Monetary Penalty
statements have been requested.           3rd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination.
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
*Trading without receiving                1st offense**: Written Warning
preclearance; Trading outside the 1 day   2nd offense: Written Reprimand and/or Monetary Penalty
window.                                   3rd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination.
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
*Trading after being denied approval.     1st offense**: Written Reprimand and/or Monetary Penalty
                                          2nd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination.
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
Failure to file a Quarterly Securities    1st offense: Written Warning
Transaction Report within the 10 day      2nd offense**: Written Reprimand and/or Monetary Penalty
required window.                          3rd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination.
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
Failure to File an Annual Code            1st offense: Written Warning
Acknowledgment and Certification form     2nd offense**: Written Reprimand and/or Monetary Penalty
within the 30 day required window         3rd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination.
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
*Purchasing an Initial Public Offering    1st or more offenses**: Monetary Penalty,
                                          Freeze Trading accounts (IPO) for 30-90 days and/or Suspension / Termination.
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
                                          Applies only to Investment Personnel as defined in the Code
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
*Front running Mutual Funds/Trading       1st offense**: Written Reprimand and/or Monetary Penalty
within the 5 day blackout period          2nd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination.
----------------------------------------- --------------------------------------------------------------------
----------------------------------------- --------------------------------------------------------------------
*Short Term profit taking                 1st  offense**: Written Reprimand and/or Monetary Penalty
                                          2nd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination
----------------------------------------- --------------------------------------------------------------------
* Includes Disgorgement of Trading   ** Level that requires review by the Ethics Committee

The following schedule details the monetary penalties that may be applied for each offense.

          Access Persons and Admistrative Investment  - $100-$500
          Investment Persons                          - $500-$1,000
          Senior Investment Persons                   - $1,000-$2,500
          Managing Directors                          - $2,500-$5,000